Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated October 31, 2024, with respect to the consolidated financial statements of Zihipp LTD and Subsidiary for the years ended December 31, 2022 and 2021 included in the Registration Statement and related Prospectus of Metsera, Inc. for the registration of shares of its common stock. Our audit report includes an emphasis-of matter paragraph related to Zihipp LTD and Subsidiary’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Holmdel, NJ
January 10, 2025